Exhibit 99.1

Infinity Pharmaceuticals Announces Royalty Monetization of COPIKTRA™

for $30 Million Gross Proceeds

– Infinity Retains $22.5 Million in Gross Proceeds After Sharing with Takeda –

Cambridge, MA – March 6, 2019 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today a royalty monetization with HealthCare Royalty Partners (HCR) for the right to receive certain royalty payments based on worldwide annual net sales of COPIKTRA™ (duvelisib), payable by Verastem. Under the agreement, HCR has agreed to pay Infinity a $30 million upfront payment and up to $20 million in potential milestone payments. The transaction is expected to close by March 11, 2019.

“This non-dilutive financing provides Infinity with immediate and substantial capital to support our expansion of the breadth and depth of IPI-549 development,” said Adelene Perkins, Chief Executive Officer of Infinity. “We continue to be focused on creating value for patients and shareholders as we continue to progress the development of IPI-549 into additional combinations, indications, lines of therapy and later-stage trials.”

The right to receive royalty payments will revert to Infinity if HCR receives a multiple of its total investment amount and certain reasonably incurred expenses paid by HCR, up to a prespecified cap amount which increases over time. If the cap amount is met, Infinity will continue to receive COPIKTRA royalty revenue until the revenue stream ends and if the cap amount is not met prior to June 30, 2025, the COPIKTRA royalty revenue will not revert to Infinity and will instead be paid to HCR until the revenue stream ends.

In connection with Infinity’s monetization of its interest in the royalty stream, Infinity has granted to HCR Collateral Management, LLC a security interest in all of the Company’s interest in the royalty stream and other specified collateral, including certain patents owned by Infinity underlying duvelisib and other related rights. HCR Collateral Management may exercise its rights with respect to the collateral under specified limited circumstances.

Under Infinity’s license agreement with Intellikine, LLC, a subsidiary of Takeda Pharmaceuticals Company Limited, Infinity and Takeda would share equally in the royalties due from Verastem. In connection with the royalty monetization, Infinity entered into an amendment of its license agreement with Takeda pursuant to which Takeda has instead agreed to receive a portion of the total investment amount and Infinity will continue to pay Takeda a percentage of the royalties that would have been payable to Infinity but for the consummation of the transaction. If the right to receive royalty payments from Verastem reverts to Infinity, Infinity will thereafter go back to the original terms of its license agreement.

Verastem will continue to pay directly to Infinity royalties that Infinity is obligated to pay to Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited and Infinity will retain in full its obligations to make the royalty payments to those entities pursuant to its separate agreements with those entities.

For a further description of the foregoing transactions, please refer to Infinity’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on March 6, 2019.

Morgan Stanley & Co. LLC acted as sole structuring agent on the monetization.

About COPIKTRA™ (duvelisib) Royalties

COPIKTRA is an oral inhibitor of phosphoinositide 3-kinase (PI3K), indicated for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) after at least two prior therapies and relapsed or refractory follicular lymphoma (FL) after at least two prior systemic therapies. Infinity licensed worldwide development and commercialization rights to COPIKTRA to Verastem, Inc. COPIKTRA is also being developed by Verastem Oncology for the treatment of peripheral T-cell lymphoma (PTCL), for which it has received Fast Track status, and is being investigated in combination with other agents through investigator-sponsored studies.

About Healthcare Royalty Partners HealthCare Royalty Partners (“HCR”) is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets. HCR has $4.4 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.healthcareroyalty.com.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1/1b study in approximately 225 patients with advanced solid tumors is ongoing and Infinity intends to initiate MARIO-275, a combination study of IPI-549 with Opdivo® in I/O naïve urothelial cancer (UC) patients, as well as initiate the first IPI-549 combination study in front-line advanced cancer patients, in 2019. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the expected financial and other benefits of Infinity’s royalty monetization of COPIKTRA; Infinity’s plans to expand of the breadth and depth of IPI-549 development through additional combinations, indications, lines of therapy and later-stage trials, its projected timing for initiating additional trials of IPI-549, and its expectations regarding the potential clinical benefits of IPI-549; and Infinity’s ability to execute on its strategic plans. Management’s expectations and such forward-looking statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Infinity’s current expectations, including the risks described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2018, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephanie Ascher, Stern Investor Relations, Inc.

212-362-1200 or stephanie@sternir.com

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